Exhibit 99.1

Clearwater Paper Reports Second Quarter 2013 Results

SPOKANE, Wash.--(BUSINESS WIRE)--July 24, 2013--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the second quarter of 2013.

The company reported net sales of $471.0 million for the second quarter of 2013, compared to net sales of $473.6 million for the second quarter of 2012. Net earnings for the second quarter of 2013 were $11.7 million, or $0.52 per diluted share, compared to net earnings of $21.5 million, or $0.91 per diluted share, for the second quarter of 2012. Net earnings for the 2013 period included a $1.1 million benefit associated with the mark-to-market impact of directors’ equity-based compensation and $1.0 million of expense associated with the announced closing of the company’s Thomaston, Ga., converting and distribution facility. Excluding those items, second quarter 2013 net earnings were $11.6 million, or $0.51 per diluted share. For the second quarter of 2012, excluding $1.0 million of expenses associated with the Metso litigation, a $1.0 million loss associated with the sale of legacy Cellu Tissue foam manufacturing assets and $0.3 million of expense associated with the mark-to-market impact of directors’ equity-based compensation, net earnings were $23.0 million, or $0.97 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, was $53.0 million for the second quarter of 2013. Adjusted EBITDA of $52.8 million was down 20.6% compared to second quarter 2012 Adjusted EBITDA of $66.5 million. The decrease in EBITDA and Adjusted EBITDA was due to higher transportation and purchased paper costs in the Consumer Products segment as a result of the through-air-dried (TAD) transition, as well as overall higher energy, wages and benefits, and maintenance costs.

“Our focus on internal execution in tissue and strong fundamentals in paperboard drove the quarter’s solid progress in EBITDA. Our new TAD tissue facility in Shelby, N.C., continues to ramp up consistent with our expectations,” said Linda Massman, president and chief executive officer. “As a result, we continue to anticipate achieving our $300 million adjusted EBITDA target in 2014.”

During the second quarter, the company repurchased approximately 205,000 shares of common stock at a total cost of $9.8 million pursuant to its previously announced $100 million share buyback program. Since announcing the program in January, the company has repurchased approximately 1.0 million shares. The company expects to use the balance of its overall $100 million share repurchase program by the end of 2013.

SECOND QUARTER 2013 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $289.7 million for the second quarter of 2013, up 2.3% compared to second quarter 2012 net sales of $283.1 million. The increase was primarily attributable to higher selling prices, with volumes flat year over year. Operating income decreased to $14.8 million from $25.7 million in the prior year period, driven primarily by short-term transition costs of $4.2 million associated with the company’s TAD expansion. Operating income was also adversely impacted by expenses related to the announced closure of the company’s Thomaston facility, higher energy and packaging costs, and increased depreciation year over year.

  Tissue sales volumes of 132,057 tons in the second quarter of 2013 were roughly flat compared to the second quarter of 2012. Retail tons and converted product cases shipped increased 3.5% and 3.8%, respectively, with non-retail tons dropping 5.7% during the second quarter of 2013.
  Average net selling prices increased 3.1% to $2,194 per ton in the second quarter of 2013 compared to the second quarter of 2012, due to increased TAD sales, improved mix, and parent roll and away-from-home price increases during the second quarter of 2013.
  TAD transition costs included increased transportation, manufacturing and outside purchased paper costs associated with the increased conventional tissue sales the company took on to help offset the displacement of conventional sales expected by the ramp up of the company’s new Ultra TAD bathroom tissue product in 2013.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $181.3 million for the second quarter of 2013, down 4.8% compared to second quarter 2012 net sales of $190.5 million. The decrease was primarily due to lower paperboard volumes driven by short-term production issues and lower pricing in the second quarter of 2013 compared to the second quarter of 2012. Operating income for the quarter decreased $7.2 million to $24.8 million, compared to $32.0 million for the second quarter of 2012, primarily due to higher energy and employee costs as well as operational disruptions at the company’s Arkansas facility in the second quarter of 2013.

  Paperboard sales volumes decreased 1.4% to 190,518 tons in the second quarter of 2013, compared to the second quarter of 2012.
  Paperboard net selling prices decreased 3.0% to $946 per ton compared to the second quarter of 2012 as a result of competitive pressures across most product segments.
  An electrical disruption and operational issues with maintenance and repairs performed on the recovery boiler in Arkansas in the second quarter of 2013 resulted in increased costs of approximately $2.9 million during the quarter.

Taxes

The company’s effective tax rate for the second quarter of 2013 was a provision of 37.4%, compared to a provision of 39.2% in the second quarter of 2012. The lower effective rate was primarily the result of a return to provision true up partially offset by interest accrued on uncertain tax positions in the reporting period. The company expects its annual effective tax rate to be approximately 38% for 2013.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents its results for the second quarters of 2013 and 2012, including EBITDA, Adjusted EBITDA, adjusted net earnings and adjusted net earnings per diluted share excluding special items. These amounts are not in accordance with generally accepted accounting principles (GAAP), and accordingly reconciliations to net earnings and net earnings per diluted share as determined in accordance with GAAP are included at the end of this press release. The company presents these amounts because management believes they assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

CONFERENCE CALL INFORMATION

A live audio webcast and conference call will be held today, Wednesday, July 24, 2013, at 2 p.m. Pacific time (5 p.m. Eastern time). Investors may access the conference call by dialing 877-303-9241 (for U.S./Canada investors) or 760-666-3575 (for international investors). The audio webcast may be accessed on the company's website at http://ir.clearwaterpaper.com/events.cfm. An accompanying presentation including supplemental information will be available for downloading at the same site at 1:05 p.m. Pacific time (4:05 p.m. Eastern time). The webcast will be audio only. The company recommends that investors download the accompanying presentation prior to the call.

For those unable to participate in the call, an archived recording will be available through the Clearwater Paper Corporation website at www.clearwaterpaper.com under "Investor Relations" following the conference call.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, machine-glazed tissue, bleached paperboard and pulp at 15 manufacturing locations in the U.S. and Canada. The company is a premier supplier of private label tissue to major retailers and wholesale distributors. This includes grocery, drug, mass merchants and discount stores. The company also produces bleached paperboard used by quality-conscious printers and packaging converters. Clearwater Paper's employees build shareholder value by developing strong customer relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including the company’s expected production at its North Carolina facility, sales of TAD tissue, Adjusted EBITDA target for 2014, the expected completion of the company’s $100 million common stock repurchase program, and the company’s effective tax rates for 2013. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, customer acceptance and timing of purchases of the company’s new TAD products and capacity, difficulties with the optimization and realization of the benefits expected from the company’s new TAD paper machine and converting lines at North Carolina; changes in the cost and availability of wood fiber and wood pulp; manufacturing or operating disruptions, including equipment malfunction and damage to the company’s manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in costs for and availability of packaging supplies, chemicals, energy, and maintenance and repairs; competitive pricing pressures for the company’s products, including as a result of increased capacity as additional manufacturing facilities are operated by the company’s competitors; changes in customer product preferences and competitors' product offerings; increased supply and pricing pressures resulting from increasing Asian paper production capabilities; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; cyclical industry conditions; reliance on a limited number of third-party suppliers for raw materials; labor disruptions; inability to successfully implement the company’s expansion strategies; limitations on stock repurchases pursuant to Rule 10b-18 under the Securities Exchange Act of 1934; the company’s qualification to retain, or ability to utilize, tax credits associated with alternative fuels or cellulosic biofuels and the tax treatment associated with receipt of such credits; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

For additional information on Clearwater Paper, please visit the company’s website at www.clearwaterpaper.com.

Clearwater Paper Corporation
Condensed Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
Net sales	$471,002	100%	$473,572	100%	$931,826	100%	$931,370	100%
Costs and expenses:
Cost of sales	(414,521)	88%	(398,546)	84%	(828,730)	89%	(801,622)	86%
Selling, general and administrative expenses	(26,767)	6%	(30,529)	6%	(60,899)	7%	(59,603)	6%
Total operating costs and expenses	(441,288)	94%	(429,075)	91%	(889,629)	95%	(861,225)	92%
Income from operations	29,714	6%	44,497	9%	42,197	5%	70,145	8%
Interest expense, net	(11,094)	2%	(9,147)	2%	(22,076)	2%	(18,875)	2%
Debt retirement costs	-	-	-	-	(17,058)	2%	-	-
Earnings before income taxes	18,620	4%	35,350	7%	3,063	-	51,270	6%
Income tax (provision) benefit	(6,962)	1%	(13,861)	3%	7,713	1%	(26,055)	3%
Net earnings	$11,658	2%	$21,489	5%	$10,776	1%	$25,215	3%
Net earnings per common share:
Basic	$0.52		$0.92		$0.48		$1.08
Diluted	0.52		0.91		0.47		1.07
Average shares outstanding (in thousands):
Basic	22,279		23,460		22,574		23,325
Diluted	22,558		23,697		22,833		23,548

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	June 30,	December 31,
	2013	2012

ASSETS
Current assets:
Cash	$1,180	$12,579
Restricted cash	1,500	-
Short-term investments	80,000	20,000
Receivables, net	169,397	154,143
Taxes receivable	8,910	20,828
Inventories	251,334	231,466
Deferred tax assets	23,976	17,136
Prepaid expenses	10,159	12,314
Total current assets	546,456	468,466

Property, plant and equipment, net	868,365	877,377
Goodwill	229,533	229,533
Intangible assets, net	44,156	47,753
Other assets, net	10,398	10,327
TOTAL ASSETS	$1,698,908	$1,633,456

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$158,390	$165,596
Current liability for pensions and other postretirement employee benefits	9,137	9,137
Total current liabilities	167,527	174,733

Long-term debt	650,000	523,933
Liability for pensions and other postretirement employee benefits	196,581	204,163
Other long-term obligations	50,437	50,910
Accrued taxes	75,936	78,699
Deferred tax liabilities	60,774	60,124
Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	608,434	656,587
Accumulated other comprehensive loss, net of tax	(110,781)	(115,693)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,698,908	$1,633,456

Clearwater Paper Corporation
Condensed Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Six Months Ended June 30,
	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$10,776	$25,215
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	45,404	39,278
Deferred tax (benefit) provision	(9,384)	12,780
Equity-based compensation expense	5,581	3,631
Employee benefit plans	5,098	4,040
Deferred issuance costs and discounts on long-term debt	4,017	1,121
Disposal of plant and equipment, net	-	1,501
Changes in working capital, net	(43,805)	22,621
Changes in taxes receivable, net	11,918	(3,813)
Excess tax benefits from equity-based payment arrangements	-	(5,793)
Changes in non-current accrued taxes, net	(2,763)	3,526
Funding of qualified pension plans	(4,633)	(15,525)
Other, net	(237)	(282)
Net cash provided by operating activities	21,972	88,300

CASH FLOWS FROM INVESTING ACTIVITIES
Changes in short-term investments, net	(60,000)	35,001
Additions to plant and equipment	(31,413)	(100,919)
Proceeds from sale of assets	-	1,035
Net cash used for investing activities	(91,413)	(64,883)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	275,000	-
Repayment of long-term debt	(150,000)	-
Purchase of treasury stock	(59,984)	(7,469)
Payments for long-term debt issuance costs	(4,779)	-
Payment of tax withholdings on equity-based payment arrangements	(2,195)	(12,965)
Excess tax benefits from equity-based payment arrangements	-	5,793
Net cash provided by (used for) financing activities	58,042	(14,641)
(Decrease) increase in cash	(11,399)	8,776
Cash at beginning of period	12,579	8,439
Cash at end of period	$1,180	$17,215

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2013		2012		2013		2012
Segment net sales:
Consumer Products	$289,708	62%	$283,122	60%	$574,610	62%	$560,952	60%
Pulp and Paperboard	181,294	38%	190,450	40%	357,216	38%	370,418	40%
Total segment net sales	$471,002	100%	$473,572	100%	$931,826	100%	$931,370	100%

Operating income:
Consumer Products	$14,815	50%	$25,696	58%	$24,939	59%	$51,967	74%
Pulp and Paperboard	24,772	83%	32,001	72%	42,325	100%	43,659	62%
	39,587		57,697		67,264		95,626
Corporate	(9,873)	33%	(13,200)	30%	(25,067)	59%	(25,481)	36%
Income from operations	$29,714	100%	$44,497	100%	$42,197	100%	$70,145	100%

Clearwater Paper Corporation
Reconciliation of Consolidated Net Earnings to EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net earnings	$11,658	$21,489	$10,776	$25,215
Add back:
Interest expense, net [1]	11,094	9,147	39,134	18,875
Income tax provision (benefit)	6,962	13,861	(7,713)	26,055
Depreciation and amortization expense	23,253	19,730	45,404	39,278
EBITDA [2]	$52,967	$64,227	$87,601	$109,423

Directors' equity-based compensation (benefit) expense	$(1,141)	$322	$2,331	$(95)
Costs associated with announced Thomaston facility closure	1,013	-	1,196	-
Expenses associated with Metso litigation	-	958	-	1,948
Loss on sale of foam assets	-	1,014	-	1,014

Adjusted EBITDA [3]	$52,839	$66,521	$91,128	$112,290

[1] Interest expense, net for the six months ended June 30, 2013 includes debt retirement costs of $17.1 million.

[2] EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[3] Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

GAAP net earnings	$11,658	$21,489	$10,776	$25,215
Special items, after-tax[1] :
Loss on sale of foam assets	-	658	-	658
Expenses associated with Metso litigation	-	622	-	1,269
Debt retirement costs	-	-	10,781	-
Directors' equity-based compensation (benefit) expense	(706)	209	1,488	(64)
Costs associated with announced Thomaston facility closure	627	-	743	-
Discrete tax items related to AFMTC/CBPC credit conversions	-	(4)	(9,766)	5,696
Adjusted net earnings [2]	$11,579	$22,974	$14,022	$32,775

GAAP net earnings per diluted share	$0.52	$0.91	$0.47	$1.07
Special items, after-tax[1] :
Loss on sale of foam assets	-	0.03	-	0.03
Expenses associated with Metso litigation	-	0.03	-	0.05
Debt retirement costs	-	-	0.47	-
Directors' equity-based compensation (benefit) expense	(0.03)	0.01	0.07	-
Costs associated with announced Thomaston facility closure	0.03	-	0.03	-
Discrete tax items related to AFMTC/CBPC credit conversions	-	-	(0.43)	0.24
Adjusted net earnings per diluted share [2]	$0.51	$0.97	$0.61	$1.39

[1] Tax effect was calculated using the estimated annual effective tax rate for the period presented.

[2] Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

CONTACT:
Clearwater Paper Corporation
News media
Matt Van Vleet, 509-344-5912
or
John Hertz, CFO, 509-344-5905
or
Investors
Sean Butson, 509-344-5906 (IR Sense)